Exhibit 10-gg

                             SBC COMMUNICATIONS INC.

                               CASH DEFERRAL PLAN

                            Adopted November 19, 2004


Article 1 - Statement of Purpose

         The purpose of the Cash Deferral Plan ("Plan") is to provide savings opportunities to a select group of management employees consisting of Eligible Employees of SBC Communications Inc. ("SBC") and its Subsidiaries.


Article 2 - Definitions

         For the purpose of this Plan, the following words and phrases shall have the meanings indicated, unless the context indicates otherwise:

         Base Compensation. The following types of cash-based compensation paid by an Employer (but not including payments made by a non-Employer, such as state disability payments), before reduction due to any contribution pursuant to this Plan or reduction pursuant to any deferral plan of an Employer, including but not limited to a plan that includes a qualified cash or deferral arrangement under Section 401(k) of the Code:

(a) annual base salary;

         (b) lump sum payments in lieu of a salary increase; and

         (c) Team Award.

         Payments by an Employer under a disability plan made in lieu of any compensation described above, shall be deemed to be a part of the respective form of compensation it replaces for purposes of this definition. Base Compensation does not include zone allowances or any other geographical differential and shall not include payments made in lieu of unused vacation or other paid days off, and such payments shall not be contributed to this Plan.

         Determinations by SBC (the Committee with respect to Officer Level Employees) of the items that make up Base Compensation shall be final. The Committee may, from time to time, add or subtract types of compensation to or from the definition of "Base Compensation" provided, however, any addition to the definition of Base Compensation shall only be effective with respect to the next period in which a Participant may make an election to establish a Cash Deferral Account.

         Business Day. Any day during regular business hours that SBC is open for business.

         Cash Deferral Account or Account. The Account established annually by an election by a Participant to make Employee Contributions over the Plan Year relating to such election. The Plan Year shall run from and including January 16 (the commencement date of the Cash Deferral Account) through the following January 15. One Cash Deferral Account is created by each yearly election, and all contributions pursuant to such election, including through Employee Contributions, earnings on contributions, or otherwise shall be part of the same Cash Deferral Account. Each annual Account is a separate Cash Deferral Account; only one Cash Deferral Account will relate to a Plan Year.

         Chief Executive Officer. The Chief Executive Officer of SBC Communications Inc.

         Cingular. Cingular Wireless LLC, the successor thereto, or a direct or indirect majority owned subsidiary thereof.

         Code. References to the Code shall be to provisions of the Internal Revenue Code, as amended, including regulations promulgated thereunder and successor provisions.

         Committee. The Human Resources Committee of the Board of Directors of SBC Communications Inc.

         Disability. Absence of an Employee from work with an Employer under the relevant Employer's disability plan.

         Disabled. Where a person either (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period for not less than 12 months or (b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering Employees of the Participant's Employer. It is intended that "Disabled" have the same meaning in this Plan as in Section 409A of the Code.

         Eligible Employee.  An Employee who:
         (a) is a full or part time, salaried Employee of SBC or an Employer in which SBC has a direct or indirect 100% ownership interest and who is on active duty, Disability (but only while such Employee is deemed by the Employer to be an Employee of such Employer) or Leave of Absence;

         (b) is, as determined by SBC, a member of Employer's "select group of management or highly compensated employees" within the meaning of the Employee Retirement Income Security Act of 1974, as amended, and regulations thereunder ("ERISA"), which is deemed to include each Officer Level Employee; and

         (c) has an employment status which has been approved by SBC to be eligible to participate in this Plan or is an Officer Level Employee.

         Notwithstanding the foregoing, SBC (the Committee with respect to Officer Level Employees) may, from time to time, exclude any Employee or group of Employees from being deemed an "Eligible Employee" under this Plan.

         In the event a court or other governmental authority determines that an individual was improperly excluded from the class of persons who would be considered Eligible Employees during a particular time for any reason, that individual shall not be an Eligible Employee for purposes of the Plan for the period of time prior to such determination.

         Employee. Any person employed by an Employer and paid on an Employer's payroll system, excluding persons hired for a fixed maximum term and excluding persons who are neither citizens nor permanent residents of the United States, all as determined by SBC. For purposes of this Plan, a person on Leave of Absence who otherwise would be an Employee shall be deemed to be an Employee.

         Employer. SBC Communications Inc. or any of its Subsidiaries.

         Incentive Award. A cash award paid by an Employer (and not by a non-Employer, such as state disability payments) under the Short Term Incentive Plan or any successor plan, the 2001 Incentive Plan or any successor plan, or any other award that the Committee specifically permits to be contributed to a Cash Deferral Account under this Plan (regardless of the purpose of the award).

         Leave of Absence. Where a person is absent from employment with an Employer on a formally granted leave of absence (i.e., the absence is with formal permission in order to prevent a break in the continuity of term of employment, which permission is granted (and not revoked) in conformity with the rules of the Employer that employs the individual, as adopted from time to time). For purposes of this Plan, a Leave of Absence shall be deemed to also include a transfer by an Employer of a person to, and continuous employment by, an entity for a rotational work assignment. In the event a transfer to such an entity lasts more than 5 years or the rotational work assignment status is canceled by SBC, it shall be deemed a Termination of Employment with the Employer at that time for purposes of this Plan. To be a rotational work assignment, the Employer must have indicated in writing to the person that the person was to be rehired by the Employer upon termination of the rotational work assignment.

         Officer Level Employee. Any executive officer of SBC, as that term is used under the Securities Exchange Act of 1934, as amended, and any Employee that is an "officer level" Employee for compensation purposes as shown on the records of SBC.

         Participant. An Eligible Employee or former Eligible Employee who participates in this Plan.

         Plan Interest Rate. An annual rate of interest equal to Moody's Long-Term Corporate Bond Yield Average for the September preceding the calendar year during which the interest rate will apply. The Committee may choose another method of calculating the Plan Interest Rate, but such other method may only apply to Cash Deferral Units that Participants have not yet elected to establish.

         Plan Year.  The period from January 16 through the following January
15.

         Retirement or Retire. Termination of Employment on or after the earlier of the following dates, unless otherwise provided by the Committee: (a) for Officer Level Employees, the date the Participant is at least age 55 and has five (5) years of Net Credited Service; or (b) the date the Participant has attained one of the following combinations of age and Net Credited Service:

                  Net Credited Service          Age
                  10 years or more          65 or older
                  20 years or more          55 or older
                  25 years or more          50 or older
                  30 years or more          Any age

         For purposes of this Plan only, Net Credited Service shall be calculated in the same manner as "Pension Eligibility Service" under the SBC Pension Benefit Plan - Nonbargained Program ("Pension Plan"), as that may be amended from time to time, except that service with an Employer shall be counted as though the Employer were a "Participating Company" under the Pension Plan and the Employee was a participant in the Pension Plan.


         Short Term Incentive Award. A cash award paid by an Employer (and not by a non-Employer, such as state disability payments) under the Short Term Incentive Plan; an award under a similar plan intended by the Committee to be in lieu of an award under such Short Term Incentive Plan, including, but not limited to, Performance Units granted under the 2001 Incentive Plan or any successor plan; or any other award that the Committee designates as a Short Term Incentive Award specifically for purposes of this Plan (regardless of the purpose of the award).

         Subsidiary. Any corporation, partnership, venture or other entity in which SBC holds, directly or indirectly, a 50% or greater ownership interest. The Committee may, at its sole discretion, designate any other corporation, partnership, limited liability company, venture or other entity a Subsidiary for the purpose of participating in this Plan. Unless otherwise provided by the Committee, Cingular shall be deemed a Subsidiary so long as SBC holds a direct or indirect 25% interest in Cingular Wireless LLC or its successor.

         Team Award. The annual award determined to be the "Team Award" by SBC, together with any individual award determined by SBC to be the Individual Discretionary Award made in connection therewith or comparable awards, if any, determined by SBC to be used in lieu of these awards.

         Termination of Employment. References herein to "Termination of Employment," "Terminate Employment" or a similar reference, shall mean the event where the Employee ceases to be an Employee of any Employer, including but not limited to, where the employing company ceases to be an Employer.


Article 3 - Administration of the Plan

3.1      The Committee.
         The Committee shall be the administrator of the Plan and will administer the Plan, interpret, construe and apply its provisions and determine entitlement to benefits, all in its discretion. The Committee may further establish, adopt or revise such rules and regulations and such additional terms and conditions regarding participation in the Plan as it may deem necessary or advisable for the administration of the Plan. References to determinations or other actions by SBC, herein, shall mean actions authorized by the Committee, the Chief Executive Officer, the Senior Executive Vice President of SBC in charge of Human Resources, or their respective successors or duly authorized delegates, in each case in the discretion of such person. All decisions by SBC shall be final and binding.


3.2      Claims Procedure.
         Subject to the authority of the Committee over the Plan, SBC shall appoint a Claims Board to adjudicate claims brought by or in respect to Participants and their beneficiaries relating to benefits under the Plan. A Participant may apply in writing to the Claims Board to make a claim under this Plan. The Claims Board shall provide written notice within 90 days to a Participant whose claim hereunder has been denied, setting forth reasons for such denial or explaining that an extension of the time for processing the claim is necessary, written in a manner calculated to be understood by such person. After receipt of such notice, or expiration of 90 days without any response from the Claims Board, the Participant may appeal the decision in writing to the Senior Executive Vice President of SBC in charge of Human Resources, or to the person's successor, within 90 days, except that if the Participant is an Insider, as that term is used in the 2001 Incentive Plan, then the Participant's appeal shall be to the Committee. The Participant shall receive a full and fair review of the decision denying the claim in accordance with the requirements of ERISA.


Article 4 - Contributions

4.1      Election to Make Contributions.
(a) The Committee shall establish dates and other conditions for participation in the Plan and making contributions as it deems appropriate. Except as otherwise provided by the Committee, each year:

         (1) an Employee who is an Eligible Employee as of April 30 may thereafter make an election on or prior to the last Business Day of the immediately following June to establish a Cash Deferral Account in order to make contributions to the Plan ("Employee Contributions"), through payroll deductions, during the immediately following Plan Year (which shall be the Plan Year of such Cash Deferral Account) through any combination of the following:

                  (A) from 1% to 50% (in whole percentage increments) of the Participant's monthly Base Compensation, as the same may change from time to time. Employees who are below the level of Senior Manager, as shown on the records of SBC at the time of the election, may contribute no more than 25% or such other amount as determined by SBC.

                  (B) up to 100% (in whole percentage increments or in dollars) of one or more Incentive Awards, with the contribution of each Incentive Award (a discretionary award being a separate Incentive Award) determined individually. If a Participant did not have a target Short Term Incentive Award on June 30 but was subsequently granted such an award before the end of such Plan Year, the Participant will be deemed to have made the same percentage contribution election for the Short Term Incentive Award as the Participant made for Base Compensation.

         (2) an Employee who was not an Eligible Employee as of April 30 but who is an Eligible Employee the immediately following September 30 may thereafter make an election on or prior to the last Business Day of the immediately following November with respect to the establishment of a Cash Deferral Account for the contribution of Base Compensation, other than Team Award, in the same manner as if the Employee was an Eligible Employee as of such April 30.

         (b) The Committee may permit an Eligible Employee to make other contributions on such terms and conditions as such Committee may permit from time to time.

         (c) No contribution of compensation, other than for performance-based compensation (as that term is defined under Section 409A of the Code), shall be made to the Plan out of compensation for services where such services are performed during or before the taxable year of the election to make such Employee Contributions. In the case of the above referenced performance-based compensation (based on services performed over a period of at least 12 months), such election may be made no later than 6 months before the end of the period.

         (d) Notwithstanding anything to the contrary in this Plan, no election shall be effective to the extent it would permit an Employee Contribution or distribution to be made that is not in compliance with Section 409A of the Code. To the extent such election related to Employee Contributions that complied with such statute and regulations, that portion of the election shall remain valid, except as otherwise provided under this Plan.

         (e) SBC may refuse or terminate, in whole or in part, any election to make contributions to the Plan at any time; provided, however, only the Committee may take such action with respect to persons who are Officer Level Employees.

         (f) In the event the Participant takes a hardship withdrawal from a benefit plan qualified under the Code and sponsored by an Employer, any election to make Employee Contributions by such Participant shall be cancelled on a prospective basis, and the Participant shall not be permitted to make a new election with respect to Employee Contributions that would be contributed during the then current and immediately following calendar year.

         (g) To the extent a Participant makes contributions to the Plan where the payment of which would be deductible by SBC under Section 162(m) of the Code without regard to the size of the distribution, such contributions and earnings thereon shall be distributed first.

         (h) An Employee may elect to make contributions of Base Compensation to this Plan with respect to a Cash Deferral Account only if the Employee has previously or simultaneously made an election to establish a Stock Deferral Account under the Stock Purchase and Deferral Plan relating to substantially the same period for making Employee Contributions and has elected to contribute at least 15% of the Employee's Base Compensation during that period.

4.2      Contributions to a Cash Deferral Account.
         (a) Employee Contributions shall be made solely pursuant to a proper election and only during the Employee's lifetime and while the Employee remains an Eligible Employee (if the Employee ceases to be an Eligible Employee, his or her election to make Employee Contributions shall be cancelled on a prospective basis); provided, however, Termination of Employment of an Eligible Employee shall not constitute loss of eligibility solely with respect to contribution of annual base salary earned prior to termination but paid within 60 days thereafter or with respect to Incentive Awards paid after Retirement (and such person shall be deemed an Eligible Employee for such contributions).

         (b) A Participant's contributions shall be credited to the Participant's Cash Deferral Account on the day the compensation - from which the contribution is to be deducted - is paid ("paid," as used in this Plan, includes amounts contributed to the Plan that would have been paid were it not for an election under this Plan) using the "check date" shown on the related pay record (sometimes referred to as the "paycheck stub") as the contribution date (if no "check date" is shown, then the date of the pay record). Earnings on each Cash Deferral Account shall be recorded on Participant's statements quarterly. When a payment is made to correct an underpayment, or as a delayed payment, of gross compensation for any reason, the related Employee Contribution shall be made when such correcting or delayed payment is made, again using the date on the pay record. No correcting or delayed payment may be contributed to the Plan if it is made after the period for making contributions in Article 4 for the Cash Deferral Account covering the payment to be corrected. For example, if an underpayment is made in June 2005, but not corrected until May 2006, regardless of the cause of such events, no part of the correcting payment may be contributed to the Plan. Where there has been an overpayment of gross compensation, the amount of the overpayment will not be considered in determining the contribution amount. In no event shall the Participant have any recourse against an Employer under this Plan for any underpayment, overpayment or delayed or correcting payment of compensation. In the event a pay period (the period over which services are rendered for the relevant compensation) relates to services rendered during or before the taxable year of the relevant election, then only the compensation relating to services performed in the calendar year following the calendar year of the election may be contributed to this Plan. The Committee may modify or change this paragraph (b) from time to time.

4.3      Earnings on Cash Deferral Accounts.
         During a calendar year, the Participant's Cash Deferral Account shall accrue interest on amounts held by such Account at the Plan Interest Rate for such year, compounded quarterly on the last day of each quarter. Interest will accrue on unpaid amounts in the Cash Deferral Account from the date credited to such Account.


Article 5 - Distributions

5.1      Distributions of Cash Deferral Accounts.
         (a) At the time the Participant makes an election to make Employee Contributions with respect to a Cash Deferral Account, the Participant shall also elect the calendar year of the distribution of the Cash Deferral Account and the number of installments. The Participant may elect either of the following:

         (1) Specified Date Distribution. That the distribution of the Cash Deferral Account commence in the calendar year specified by the Participant in up to five (5) installments. In the event the Participant Terminates Employment prior to the calendar year of the distribution, the Cash Deferral Account must commence distribution the calendar year following the calendar year of the Termination of Employment, with the same number of installments. For example, if the Participant elected a 2010 distribution with five (5) installments, but Terminated Employment in 2007, the Cash Deferral Account would commence distribution in 2008.

         (2) Retirement Distribution. That the distribution of the Cash Deferral Account commence the calendar year following the calendar year of Retirement in up to (10) installments. If the Participant Terminates Employment while not Retirement eligible, the distribution shall commence the calendar year following the calendar year of Termination of Employment, but shall be limited to five (5) installments.

         If no timely distribution election is made by the Participant, then the Participant will be deemed to have made an election to have the Cash Deferral Account distributed in a single installment in the first calendar year after the calendar year Employee Contributions were first made.
Regardless of the distribution election made, if the Participant Terminates Employment but has a Cash Deferral Account that commenced in the same year the Cash Deferral Account would commence distribution, then that Account would instead commence distribution in the calendar year following the year the Account commenced. For example, if a Retirement eligible Employee Terminated Employment in 2005 after making an election with regard to an Incentive Award to be paid in 2006, the Cash Deferral Account relating to that award would commence distribution in 2007.

         (b) If an Employee elected a Specified Date Distribution for a Cash Deferral Account, the Employee may elect a new Specified Date Distribution commencement date and a new number of installments; provided, however, Termination of Employment will not accelerate the distribution, unlike the initial deferral election. Unless otherwise provided by the Committee, the Employee must elect the new distribution and new number of installments, if any, not later than the last Business Day of the December that is at least one year before commencement of the existing scheduled distribution. The new distribution election must delay commencement of the distribution by five (5) years. An election to create a new Specified Date Distribution and defer the commencement of the distribution of a Cash Deferral Account may not be made in the same calendar year the election to establish the Cash Deferral Account is made. Notwithstanding anything to the contrary in this Plan, (1) such election to create a new Specified Date Distribution must be made at least 12 months prior to the date of the first scheduled payment under the prior distribution election and (2) the election shall not take effect until at least 12 months after the date on which the election is made.

         (c) A Participant's Cash Deferral Account shall be distributed to the Participant on March 10 (or as soon thereafter as administratively practicable, as determined by SBC) of the calendar year elected by the Participant. In the event the distribution is to be made to an Officer Level Employee or a "key employee" (as defined in Section 416(i) of the Code, without regard to paragraph
(5) thereof) as a result of the Participant's Termination of Employment, the distribution shall not occur until the later of such March 10 or six (6) months after the Termination of Employment, except it shall be distributed promptly upon the Participant's earlier death. The distributions shall continue annually on each successive March 10 (or such other date as determined by SBC) until the number of installments elected by the Participant is reached. In each installment, SBC shall distribute to the Participant that portion of the Participant's Cash Deferral Account that is equal to the total dollar amount of the Participant's Account divided by the number of remaining installments.

         (d) The Committee may establish other distribution alternatives from time to time, but such alternatives may be offered no earlier than the next period in which a Participant may make an election to establish a Cash Deferral Account.

5.2      Death of the Participant or if the Participant Becomes Disabled.
         In the event of the death of a Participant, all undistributed Cash Deferral Accounts shall be distributed to the Participant's beneficiary in accordance with the SBC Rules for Employee Beneficiary Designations, as the same may be amended from time to time. In the event a Participant becomes Disabled and Terminates Employment, all undistributed Cash Deferral Accounts shall be promptly distributed to the Participant.

5.3      Unforeseeable Emergency Distribution.
         In the event that SBC (the Committee in the case of Officer Level Employees), upon written petition of the Participant, determines in its sole discretion that the Participant has suffered an unforeseeable emergency, SBC shall make such distributions to the Participant from the Participant's Cash Deferral Accounts, on a pro-rata basis, as it deems necessary, as soon as practicable following such determination, subject to the following. For purposes of this Plan, an unforeseeable emergency is a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant's spouse, or a dependent (as defined in Section 152(a) of the Code) of the Participant, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The amounts distributed with respect to an emergency may not exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant's assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). It is the intent of this Plan that this provision comply with the Unforeseeable Emergency provisions of Section 409A of the Code. Upon such distribution, any election to make Employee Contributions by such Participant shall be immediately cancelled, and the Participant shall not be permitted to make a new election with respect to Employee Contributions that would be contributed during the then current and immediately following calendar year.

5.4      Ineligible Participant.
         Notwithstanding any other provisions of this Plan to the contrary, if SBC receives an opinion from counsel selected by SBC, or a final determination is made by a Federal, state or local government or agency, acting within its scope of authority, to the effect that an individual is not, or was not at the time of his or her making Employee Contributions to this Plan, a member of Employer's "select group of management or highly compensated employees" within the meaning of ERISA, then such person will not be eligible to make further contributions to the Plan.

Article 6 - Transition Provisions

6.1      2005 Cash Deferral Accounts.
         Notwithstanding Article 4 to the contrary, if an Employee is an Eligible Employee on September 30, 2004, the Employee may make an election under
Article 4 on or prior to December 15, 2004, with respect to the establishment of a Cash Deferral Account for the contribution of Base Compensation and/or Incentive Awards that would otherwise be paid during the period from January 1, 2005, through January 15, 2006, which shall be the Plan Year for such Cash Deferral Account.

Article 7 - Discontinuation, Termination, Amendment.

7.1      SBC's Right to Discontinue Offering Cash Deferral Accounts.
         The Committee may at any time discontinue offerings of Cash Deferral Accounts or contributions under the Plan. Any such discontinuance shall have no effect upon existing Cash Deferral Accounts or the terms or provisions of this Plan as applicable to such Accounts.

7.2      SBC's Right to Terminate Plan.
         The Committee may terminate the Plan at any time. Upon termination of the Plan, contributions shall no longer be made under the Plan.

         After termination of the Plan, Participants shall continue to earn interest on undistributed amounts and shall continue to receive all distributions under this Plan at such time as provided in and pursuant to the terms and conditions of Participant's elections and this Plan.

7.3      Amendment.
         The Committee may at any time amend the Plan in whole or in part; provided, however, that no amendment, including but not limited to an amendment to this section, shall be effective, without the consent of a Participant, to alter, to the material detriment of such Participant, any of the Cash Deferral Accounts of the Participant. For purposes of this section, an alteration to the material detriment of a Participant shall include, but not be limited to, a material reduction in the period of time over which the Participant's Cash Deferral Account may be distributed to a Participant, any reduction in the amounts credited to the Participant's Cash Deferral Accounts, or any reduction in the Plan Interest Rate (other than as it may fluctuate in accordance with its terms) for Cash Deferral Accounts previously elected by the Participant. Any such consent may be in a writing, telecopy, or e-mail or in another electronic format. An election to make Employee Contributions shall be conclusively deemed to be the consent of the Participant to any and all amendments to the Plan prior to such election, and such consent shall be a condition to making any election with respect to Employee Contributions.

Article 8 - Miscellaneous

8.1      Tax Withholding.
         Upon a distribution from a Participant's Cash Deferral Account, SBC shall withhold sufficient amounts to satisfy the minimum amount of Federal, state, and local taxes required by law to be withheld as a result of such distribution.

8.2      Elections and Notices.
         Notwithstanding anything to the contrary contained in this Plan, all elections and notices of every kind under this Plan shall be made on forms prepared by SBC or the General Counsel, Secretary or Assistant Secretary, or their respective delegates or shall be made in such other manner as permitted or required by SBC or the General Counsel, Secretary or Assistant Secretary, or their respective delegates, including through electronic means, over the Internet or otherwise. An election shall be deemed made when received by SBC (or its designated agent, but only in cases where the designated agent has been appointed for the purpose of receiving such election), which may waive any defects in form. Unless made irrevocable by the electing person, each election with regard to making Employee Contributions or distributions of Cash Deferral Accounts shall become irrevocable at the close of business on the last day to make such election. SBC may limit the time an election may be made in advance of any deadline.

         If not otherwise specified by this Plan or SBC, any notice or filing required or permitted to be given to SBC under the Plan shall be delivered to the principal office of SBC, directed to the attention of the Senior Executive Vice President in charge of Human Resources for SBC or his or her successor. Such notice shall be deemed given on the date of delivery.

         Notice to the Participant shall be deemed given when mailed (or sent by telecopy) to the Participant's work or home address as shown on the records of SBC or, at the option of SBC, to the Participant's e-mail address as shown on the records of SBC. It is the Participant's responsibility to ensure that the Participant's addresses are kept up to date on the records of SBC. In the case of notices affecting multiple Participants, the notices may be given by general distribution at the Participants' work locations.

         By participating in the Plan, each Participant agrees that SBC may provide any documents required or permitted under the Federal or state securities laws, including but not limited to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, by e-mail, by e-mail attachment, or by notice by e-mail of electronic delivery through SBC's Internet Web site or by other electronic means.

8.3      Unsecured General Creditor.
         Participants and their beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, interest, or claims in any property or assets of any Employer. No assets of any Employer shall be held under any trust for the benefit of Participants, their beneficiaries, heirs, successors, or assigns, or held in any way as collateral security for the fulfilling of the obligations of any Employer under this Plan. Any and all of each Employer's assets shall be, and remain, the general, unpledged, unrestricted assets of such Employer. The only obligation of an Employer under the Plan shall be merely that of an unfunded and unsecured promise of SBC to make distributions under and in accordance with the terms of the Plan.

8.4      Offset.
         SBC may offset against the amount otherwise distributable to a Participant, any amounts due an Employer by a Participant, including but not limited to overpayments under any compensation or benefit plans.

8.5      Non-Assignability.
         Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage, or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt, any Cash Deferral Account under the Plan, if any, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable. No part of a distributable Cash Deferral Account shall, prior to actual distribution, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency.

         Notwithstanding the foregoing, in the event a Participant becomes employed by Cingular and elects or has elected to have his or her interest in this Plan transferred to the Cingular Wireless Cash Deferral Plan or a successor Plan, as permitted by SBC, the Participant shall have no further interest in the transferred amounts under this Plan and shall look solely to Cingular for any rights previously held under this Plan.

8.6      Employment Not Guaranteed.
         Nothing contained in this Plan nor any action taken hereunder shall be construed as a contract of employment or as giving any employee any right to be retained in the employ of an Employer or to serve as a director.

8.7      Errors.
         At any time SBC or an Employer may correct any error made under the Plan without prejudice to SBC or any Employer. Such corrections may include, among other things, refunding contributions to a Participant with respect to any period he or she made Employee Contributions while not an Eligible Employee, or canceling the enrollment of a non-Eligible Employee. Neither SBC nor any Employer shall be liable for any damages resulting from failure to timely allow any contribution to be made to the Plan or for any damages resulting from the correction of, or a delay in correcting, any error made under the Plan. In no event shall SBC or any Employer be liable for consequential or incidental damages arising out of a failure to comply with the terms of the Plan.

8.8      Captions.
         The captions of the articles, sections, and paragraphs of this Plan are for convenience only and shall not control nor affect the meaning or construction of any of its provisions.

8.9      Governing Law.
         To the extent not preempted by Federal law, the Plan, and all benefits and agreements hereunder, and any and all disputes in connection therewith, shall be governed by and construed in accordance with the substantive laws of the State of Texas, without regard to conflict or choice of law principles which might otherwise refer the construction, interpretation or enforceability of this Plan to the substantive law of another jurisdiction.

         Because benefits under the Plan are granted in Texas, records relating to the Plan and benefits thereunder are located in Texas, and the Plan and benefits thereunder are administered in Texas, SBC and the Participant under this Plan, for themselves and their successors and assigns, irrevocably submit to the exclusive and sole jurisdiction and venue of the state or Federal courts of Texas with respect to any and all disputes arising out of or relating to this Plan, the subject matter of this Plan or any benefits under this Plan, including but not limited to any disputes arising out of or relating to the interpretation and enforceability of any benefits or the terms and conditions of this Plan. To achieve certainty regarding the appropriate forum in which to prosecute and defend actions arising out of or relating to this Plan, and to ensure consistency in application and interpretation of the Governing Law to the Plan, the parties agree that (a) sole and exclusive appropriate venue for any such action shall be an appropriate Federal or state court in Bexar County, Texas, and no other, (b) all claims with respect to any such action shall be heard and determined exclusively in such Texas court, and no other, (c) such Texas court shall have sole and exclusive jurisdiction over the person of such parties and over the subject matter of any dispute relating hereto and (d) that the parties waive any and all objections and defenses to bringing any such action before such Texas court, including but not limited to those relating to lack of personal jurisdiction, improper venue or forum non conveniens.

8.10     Plan to Comply with Section 409A.
         In the event any provision of this Plan is held invalid, void, or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of this Plan. Notwithstanding any provision to the contrary in this Plan, each provision in this Plan shall be interpreted to permit the deferral of compensation in accordance with Section 409A of the Code and any provision that would conflict with such requirements shall not be valid or enforceable.

8.11     Successors and Assigns.
         This Plan shall be binding upon SBC and its successors and assigns.